EXHIBIT 99.2

Conspiracy Entertainment Corporation

Unaudited Financial Statements

September 30, 2003

Conspiracy Entertainment Corporation

Balance Sheets

September 30, 2003
(Unaudited)
ASSETS
Current Assets
Cash	$152,478
Accounts Receivable (Net of Allowance of $3,200,844)	4,640,597

Total Current Assets	4,793,075

Property and Equipment, Net	59,532

Other Assets
Capitalized Development Costs and Licenses, Net	1,622,753
Other Assets	19,297

Total Other Assets	1,642,050

Total Assets	$6,494,657

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$504,831
Accounts Payable - Swingarm	4,571,353
Due to Related Party	262,801
Deferred Revenue	924,006
Deferred Compensation	438,900
Current Portion of Long-Term Debt	1,245,694

Total Current Liabilities	7,947,585

Long-Term Liabilities
Notes Payable	257,628
Convertible Notes Payable	950,000
Capital Lease Payable	38,066
Less: Current Portion of Long-Term Debt	(1,245,694)

Total Long-Term Liabilities	—

Total Liabilities	7,947,585

Stockholders’ Equity
Common Stock, Authorized 50,000 Shares, No Par Value Issued and Outstanding 23,400 Shares	11,512
Additional Paid in Capital	22,872
Retained Earnings (Deficit)	(1,487,312)

Total Stockholders’ Equity	(1,452,928)

Total Liabilities and Stockholders’ Equity	$6,494,657

Conspiracy Entertainment Corporation

Statements of Operations

(Unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Revenues	$979,916	$4,241,694

Cost of Sales	718,992	2,999,698

Gross Profit (Loss)	260,924	1,241,996

Operating Expenses
General & Administrative	1,374,914	1,547,727

Total Operating Expenses	1,374,914	1,547,727

Net Operating Income (Loss)	(1,113,990)	(305,731)

Other Income (Expense)
Interest Income	2	18
Interest Expense	(45,700)	(1,881)
Miscellaneous Income	2,438,189
Gain on Settlement of Debt	100,000	—

Total Other Income (Expense)	2,492,491	(1,863)

Income (Loss) Before Income Taxes	1,378,501	(307,594)

Income Tax Expense	—	—

Net Income (Loss)	$1,378,501	$(307,594)

Net Income (Loss) Per Share	$58.91	$(14.65)

Weighted Average Shares Outstanding	23,400	21,000

Conspiracy Entertainment Corporation

Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Cash Flows from Operating Activities:
Net Income (Loss)	$1,378,501	$(307,594)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operations:
Depreciation & Amortization	38,362	33,334
Amortization of Capitalized Development Costs and Licenses	718,992	2,999,698
Change in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(2,382,728)	(136,065)
Prepaid Expenses	10,997	2,265
Increase (Decrease) in:
Accounts Payable and Accrued Expenses	133,640	(14,804)
Due to Related Party	(20,000)	—
Deferred Revenue	215,684	1,360,806
Deferred Compensation	134,500	240,300

Net Cash Provided (Used) by Operating Activities	227,948	4,177,940

Cash Flows from Investing Activities:
Payments for Development Costs and Licenses	(1,096,220)	(4,142,353)
Payments for Property and Equipment	(2,872)	(7,823)

Net Cash Provided (Used) by Investing Activities	(1,099,092)	(4,150,176)

Cash Flows from Financing Activities:
Proceeds from Notes Payable	265,128	—
Proceeds from Convertible Notes Payable	650,000	—
Payments for Capital Leases	—	(8,062)
Principal Payments on Notes Payable	(7,500)	—

Net Cash Provided (Used) by Financing Activities	907,628	(8,062)

Increase (Decrease) in Cash	36,484	19,702

Cash and Cash Equivalents at Beginning of Period	115,994	224,874

Cash and Cash Equivalents at End of Period	$152,478	$244,576

Cash Paid For:
Interest	$—	$—

Income Taxes	$—	$—

Conspiracy Entertainment Corporation

Notes to the Consolidated Financial Statements

September 30, 2003

GENERAL

Conspiracy Entertainment Corporation (the Company) has elected to omit substantially all footnotes to the financial statements for the nine months ended September 30, 2003 since there have been no material changes (other than indicated in other footnotes) to the information reported by the Company in their Form 8-K for the year ended December 31, 2002.

UNAUDITED INFORMATION

The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the interim period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

REVERSE ACQUISITION

On August 11, 2003, the Company (a private company) entered into a merger agreement with Conspiracy Entertainment Holdings, Inc. (CEHI) (a public company). Pursuant to the agreement, the Company will exchange all of its shares for 21,552,900 shares of CEHI. The acquisition will be recorded as a reverse acquisition whereby the Company is the accounting survivor and CEHI is the legal survivor.

CONVERTIBLE NOTES PAYABLE

Pursuant to the reverse merger agreement detailed above, the Company received an additional $650,000 from a convertible notes payable during 2003. The notes payable is convertible into the common stock of CEHI at $0.67 per share and the attached warrants are convertible into 970,149 shares at $1 per share.

ACCOUNTS RECEIVABLE

The Company is currently in negotiations with Swing Entertainment to settle the accounts payable owed by the Company to Swing Entertainment. At December 31, 2002, the Company owed Swing Entertainment $4,571,353 and assigned accounts receivable in the amount of $2,133,165 as partial payment for the accounts payable balance. During 2003, the Company billed Swing Entertainment an additional $5,639,033. However, since Swing is currently in bankruptcy, an allowance for doubtful accounts of $3,200,844 was recognized by the Company for the additional receivables invoiced during 2003. The accounts receivable balance as of September 30, 2003 is $4,571,353 which will be used as payment for the accounts payable balance of $4,571,353. For the nine months ended September 30, 2003, the Company has recognized $2,438,189 of miscellaneous income for the accounts receivable.